Exhibit (a)(1)(D)
ELECTION OF ELIGIBLE OPTIONS
SMART MODULAR TECHNOLOGIES (WWH), INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
ELECTION FORM
THE OFFER EXPIRES AT 5:00 P.M., PACIFIC TIME, ON SEPTEMBER 25, 2009,
UNLESS THE OFFER IS EXTENDED
     Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”); (2) the e-mail from Iain MacKenzie, dated August 27, 2009; (3) the Summary of the Option Exchange Program; (4) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”); (5) this Election Form; and (6) the Agreement to Terms of Election (“Election Agreement”) before completing and signing this Election Form. The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for new options as set forth in the Offer to Exchange. This Offer expires at 5:00 p.m., Pacific Time, on September 25, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ACCOMPANYING THIS ELECTION FORM.
     If you wish to participate in the Offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

Name:	Employee ID:

Shares
		Exercise	Subject to
Original	Option	Price Per	Eligible
Grant Date	Number	Share	Options	Exchange Entire Eligible Option
☐ Yes, exchange Eligible Option ☐ No, keep Eligible Option

☐ Yes, exchange Eligible Option ☐ No, keep Eligible Option

☐ Yes, exchange Eligible Option ☐ No, keep Eligible Option

☐ Yes, exchange Eligible Option ☐ No, keep Eligible Option

☐ Yes, exchange Eligible Option ☐ No, keep Eligible Option
     PLEASE INDICATE YOUR ELECTION BY CHECKING ONE OF THE BOXES FOR EACH GRANT ABOVE. YOU MUST SIGN, DATE AND DELIVER THIS COMPLETED ELECTION FORM TO KIMBERLEY MCKINNEY VIA HAND DELIVERY, FACSIMILE AT (510) 624-8245, OR E-MAIL AT OPTION.EXCHANGE@SMARTM.COM BY 5:00 P.M., PACIFIC TIME, ON SEPTEMBER 25, 2009, IN ACCORDANCE WITH THE INSTRUCTIONS.

Signature:	Date:

     The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of new options is known as the exchange ratio. The exchange ratio will depend on the exercise price of the employee’s current options. Subject to the terms and conditions of the Offer to Exchange, upon our acceptance of your properly tendered options, you will be entitled to receive new options. The number of ordinary shares underlying the new options will be determined by dividing the number of shares underlying properly tendered options by the applicable exchange ratio.

Exercise Price of Original Grant	Exchange Ratio
$4.21 – $6.00	1.15
$6.01 – $7.00	1.15
$7.01 – $8.00	1.23
$8.01 – $9.00	1.42
$9.01 – $10.00	1.45
$10.01 – $15.01	1.52
     The new options received in exchange for exchanged options will be subject to a new vesting schedule that will provide that the new options will be unvested on the new option grant date of grant and will require two years of continued service after the new option grant date to fully vest. This is the case even if the exchanged options were fully vested on the date of the exchange. The new options will vest over two years in equal monthly installments. If the employee terminates his or her service before all of the new options have vested, the employee will generally forfeit any stock options that remain unvested at that time. Vesting on any date is subject to your continued service to the Company or its subsidiaries through each relevant vesting date. New options will have a maximum term of ninety-four (94) months (or approximately 7.83 years) from the date of grant of the new option. You will lose your rights to all exchanged options that are cancelled under the Offer.
     See Section 9 of the Offer to Exchange for further details.
     BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
     In making this election, you agree that the Company may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer to Exchange. Such personal data may be transferred to the Company and to any third parties assisting the Company with the Offer to Exchange, and these recipients may be located in the United States or elsewhere.
     Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration date, which will be 5:00 p.m., Pacific Time, on September 25, 2009, unless the Company extends the Offer. The last valid election in place prior to the expiration of the Offer shall control.
     Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election provided to you.

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